Exhibit 21.1

LIST OF SUBSIDIARIES

Double Helix Investment Corp.	Delaware
Closed Joint Stock Company ICO-R	Russian Federation
Gatecom do Brasil S.A.	Brazil
Gatecom Leasing GmbH	Germany
Gatecom Mexico SA de CV	Mexico
Gatecom Netherlands BV	Netherlands
ICO Communications Partners Ltd.	Cyprus
ICO Global Communications Canada Inc.	Canada
ICO Global Communications Holdings BV	Netherlands
ICO Global Communications Holdings (Netherland Antilles) NV	Netherland Antilles
ICO Global Communications (Holdings) PTE Limited	Singapore
ICO Global Communications Israel Ltd.	Israel
ICO Global Communications (Operations) Limited	Cayman Islands
ICO Global Communications Services Inc.	Delaware
ICO Global Limited	Delaware
ICO Management Corp.	Delaware
ICO North America, Inc.	Delaware
ICO Satellite Limited	Great Britain
ICO Satellite Management, LLC	Delaware
ICO Satellite North America Limited	Cayman Islands
ICO Satellite Services GP	Delaware
ICO Satellite Services Limited	Great Britain
ICO Services Limited	Great Britain
ICO-Global Telecomunikayson Limited Sirketi	Turkey
ICO-Pak Communications (Private) Ltd.	Pakistan
ICO Telecomuincacoes Ltda	Brazil
New ICO Satellite Services GP	Delaware
New ICO Services Limited	Great Britain
PT Aditama Fortanusa	Indonesia
SSG UK Limited	Great Britain